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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Apex Silver Mines Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APEX SILVER MINES LIMITED
Walker House
Mary Street
George Town, Grand Cayman
Cayman Islands, British West Indies

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 8, 2006

To Our Shareholders:

        Notice is hereby given that the annual meeting of shareholders of Apex Silver Mines Limited will be held in the Onyx Room at The Brown Palace Hotel, 321 17th Street, Denver, Colorado, 80202 on Thursday, June 8, 2006 at 9:00 a.m., Denver Time, for the following purposes:

  1.
  To elect three (3) directors to hold office until the 2009 annual meeting of shareholders or until their successors are elected;

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year; and

  3.
  To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

        Our board of directors has fixed the close of business on April 20, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

        Our annual report to shareholders for the fiscal year ended December 31, 2005, including financial statements, is being mailed with this proxy statement to all of our shareholders, and your board of directors urges you to read it.

By order of the Board of Directors

May 1, 2006

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

APEX SILVER MINES LIMITED
Walker House
Mary Street
George Town, Grand Cayman
Cayman Islands, British West Indies

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 8, 2006

        This Proxy Statement is furnished to the shareholders of Apex Silver Mines Limited ("Apex Silver" or "we") in connection with the solicitation of proxies by the board of directors of Apex Silver to be voted at the annual meeting of shareholders on June 8, 2006, or at any postponements or adjournments of the annual meeting. Our annual meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are first being mailed to our shareholders on or about May 9, 2006.

        Only holders of our ordinary shares, par value $0.01 per share, at the close of business on April 20, 2006, the record date, are entitled to notice of and to vote at the annual meeting. On the record date, 58,408,400 ordinary shares were issued, outstanding and entitled to vote. Each ordinary share outstanding on the record date is entitled to one vote. The holders of a majority of our ordinary shares issued and outstanding and entitled to vote at the annual meeting, present in person or by proxy, constitute a quorum.

        If a shareholder abstains from voting on any matter, we intend to count the abstention as present for purposes of determining whether a quorum is present at the annual meeting for the transaction of business. Additionally, we intend to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

        Abstentions will be treated as a vote against that proposal, but non-votes will not be tabulated for purposes of determining whether a proposal has been approved. Except in the case of non-votes, if a proxy is submitted without designating "FOR," "AGAINST," or "ABSTAIN" for any proposal, the ordinary shares represented by such proxy will be voted FOR such proposal.

        Any proxy may be revoked at any time before it is voted by written notice to the Chairman, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the annual meeting.

        The cost of this proxy solicitation will be borne by Apex Silver. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, telegraph or in person. We will also request banks and brokers to solicit their customers who have a beneficial interest in our ordinary shares registered in the names of nominees, and we will reimburse banks and brokers for their reasonable out-of-pocket expenses in doing so.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table includes information as of April 26, 2006, except as otherwise indicated, concerning the beneficial ownership of the ordinary shares by:

  •
  each person known by us to beneficially hold five percent or more of our outstanding ordinary shares,

  •
  each of our directors,

  •
  each of our executive officers, and

  •
  all of our executive officers and directors as a group.

        Apex Silver has four executive officers, a President and Chief Executive Officer, an Executive Vice President and Chief Operating Officer, a Senior Vice President and Chief Financial Officer and a Vice President and Controller. All information is taken from or based upon ownership filings made by such persons with the Securities and Exchange Commission or upon information provided by such persons to us. Except as otherwise noted, we believe that all of the persons and groups shown below have sole voting and investment power with respect to the ordinary shares indicated. As of April 26, 2006, 58,408,400 of our ordinary shares were issued and outstanding.

	Beneficial Ownership
Directors, Executive Officers and 5% Shareholders of our Company(1)
	Number	Percentage
FMR Corp.(2)	7,555,681	12.92%
Moore Macro Fund/Moore Emerging Markets Fund(3)	5,734,266	9.82%
Wells Fargo & Co.(4)	4,325,093	7.40%
Eike F. Batista(5)	3,784,400	6.48%
Jeffrey G. Clevenger(6)(7)	90,633	*
Harry M. Conger(7)	65,074	*
Ove Hoegh(7)	66,199	*
Keith R. Hulley(6)(7)	258,642	*
Kevin R. Morano(7)	53,802	*
Terry M. Palmer(7)	12,847	*
Charles B. Smith(7)	47,558	*
Paul Soros(7)(8)	405,888	*
Alan R. Edwards(6)(7)(9)	68,133	*
Mark A. Lettes(6)(7)	80,350	*
Robert P. Vogels(6)(7)	6,050	*
Directors and executive officers as a group (11 persons)(10)	1,155,176	1.96%

*
The percentage of ordinary shares beneficially owned is less than 1%.

(1)
The address of these persons, unless otherwise noted, is c/o Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, CO 80203.

(2)
The information is based on the Schedule 13G filed by FMR Corp. on February 14, 2006. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of 6,502,381 of our shares, including 69,881 ordinary shares which may be issued upon conversion of $2,000,000 principal amount of our 2.875% Convertible Senior Subordinated Notes due 2024. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 870,700 of our shares. Fidelity International Limited provides investment advisory and management services to a number of non-U.S.

  investment companies and certain institutional investors, and is the beneficial owner of 182,600 ordinary shares.

(3)
The address of Moore Macro Fund, L.P. and Moore Emerging Markets Fund Ltd. is c/o Moore Capital Management, LLC, 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020. Moore Capital Management, LLC, a New York limited liability company, serves as the discretionary investment manager of Moore Macro Fund, L.P., a Bahamian limited partnership, and, in such capacity, may be deemed the beneficial owner of the portfolio assets held for the account of Moore Macro Fund, L.P. Moore Capital Advisors, L.L.C., a Delaware limited liability company, and Moore Advisors, Ltd., a Bahamian corporation, serve as the co-general partners of Moore Macro Fund, L.P. Moore Capital Management, LLC also serves as the discretionary investment manager to Moore Emerging Markets Fund Ltd., a Bahamian corporation. Mr. Louis M. Bacon serves as Chairman and Chief Executive Officer, director and indirect majority interest holder of Moore Capital Advisors, L.L.C. and Moore Advisors, Ltd. As a result, Mr. Bacon may be deemed to be the indirect beneficial owner of the aggregate 5,734,266 of our shares held for the accounts of Moore Macro Fund, L.P. and Moore Emerging Markets Fund Ltd.

(4)
The information is based on the Schedule 13G filed by Wells Fargo & Company on February 15, 2006. Wells Fargo's address is 420 Montgomery Street, San Francisco, California 94104. Wells Capital Management and Wells Fargo Funds Management's address is 525 Market Street, 10th Floor, San Francisco, California 94105. Wells Fargo is a parent holding company, and Wells Capital Management and Wells Fargo Funds Management are registered investment advisors. Of the shares shown, Wells Fargo has sole voting power over 4,288,275 shares and sole dispositive power over 4,325,093 shares, Wells Capital has sole voting power over 781,144 shares and sole dispositive power over 4,210,927 shares, and Wells Fargo Funds Management has sole voting power over 3,507,131 shares and sole dispositive power over 114,166 shares.

(5)
The information is based on the Schedule 13G filed by Eike F. Batista on March 3, 2006. The address of the principal business office of Eike Batista is Praia do Flamendo, 154 - 10th Floor, Flamengo, 22210-030 Rio de Janeiro, RJ, Brazil. Centennial Asset Ltd., a company organized under the laws of the British Virgins Islands, directly owns the 3,784,400 ordinary shares. Centennial is a wholly-owned direct subsidiary of WRM2 LLC, a limited liability company organized under the laws of the State of Delaware. The sole member of WRM2 is WRM1 LLC, a limited liability company organized under the laws of the State of Delaware. Eike F. Batista is the sole member of WRM1.

(6)
Amounts shown include restricted ordinary shares issued pursuant to our 2004 Equity Incentive Plan or our previous Employees' Share Option Plan. At April 26, 2006 the ordinary shares subject to restriction were as follows: 53,300 shares for Mr. Clevenger; 51,804 shares for Mr. Hulley; 32,000 shares for Mr. Edwards; 7,800 shares for Mr. Lettes; and 2,300 shares for Mr. Vogels.

(7)
Amounts shown include ordinary shares subject to options exercisable within 60 days: 33,333 ordinary shares for Mr. Clevenger; 63,074 ordinary shares for Mr. Conger; 66,199 ordinary shares for Mr. Hoegh; 206,838 ordinary shares for Mr. Hulley; 50,802 ordinary shares for Mr. Morano; 12,847 shares for Mr. Palmer; 47,558 ordinary shares for Mr. Smith; 66,199 ordinary shares for Mr. Soros; 33,333 ordinary shares for Mr. Edwards; 72,550 ordinary shares for Mr. Lettes; and 3,750 ordinary shares for Mr. Vogels.

(8)
Mr. Soros is the registered owner of 239,119 ordinary shares and owns 100 percent of VDM, Inc., which is the registered owner of 100,570 ordinary shares.

(9)
Mr. Edwards holds 2,800 of his ordinary shares in a joint investment account with his wife. The 2,800 shares have shared voting and investment power.

(10)
Includes options to purchase 656,483 shares exercisable within 60 days.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

        The board of directors met five times during 2005.

        Audit Committee.    We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee held ten meetings during 2005, and is currently comprised of Messrs. Hoegh, Palmer and Smith. Each of the members of the Audit Committee is independent as defined by the American Stock Exchange listing standards. The Audit Committee reviews our financial reporting process, system of internal controls, audit process, process for monitoring compliance with applicable law and our code of conduct. The Audit Committee is also responsible for the engagement of, and evaluates the performance of, our independent accountants.

        The board of directors has adopted a written charter for the Audit Committee. The charter may be viewed on Apex Silver's website at www.apexsilver.com. To view the charter, click on "About Apex Silver" on the left side of the page and then click on "Corporate Governance."

        The board of directors has determined that Mr. Palmer qualifies as an "Audit Committee Financial Expert" as that term is defined in rules promulgated by the Securities and Exchange Commission and is independent as defined by the American Stock Exchange listing standards.

        Compensation Committee.    The Compensation Committee held four meetings during 2005, and is currently comprised of Messrs. Conger, Morano, and Soros. Each member of the Compensation Committee is independent as defined by the American Stock Exchange listing standards. The principal responsibilities of the Compensation Committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under our 2004 Equity Incentive Plan, administer the Non-Employee Directors' Share Plan and provide counsel regarding key personnel selection.

        The board of directors has adopted a charter for the Compensation Committee, a copy of which is available on Apex Silver's website at www.apexsilver.com. To view the charter, click on "About Apex Silver" on the left side of the page and then click on "Corporate Governance."

        Finance Committee.    The Finance Committee, which did not meet during 2005, is currently comprised of Messrs. Morano and Soros. The Finance Committee is authorized to identify and evaluate various opportunities and alternatives for financing our operations.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee, which met once during 2005, is currently comprised of Messrs. Conger, Hoegh, Morano, Palmer and Smith. Each member of the corporate governance and nominating committee is independent as defined by the American Stock Exchange listing standards. The Corporate Governance and Nominating Committee is responsible for overseeing and evaluating the Board's performance and selecting and evaluating prospective board of director nominees and reviewing all matters pertaining to fees and retainers paid to directors for service on the board of directors or a board committee. The Committee also oversees and provides advice to the Board regarding our corporate governance policies, practices and procedures.

        The board of directors has adopted a charter for the Corporate Governance and Nominating Committee, a copy of which is available on Apex Silver's website at www.apexsilver.com. To view the charter, click on "About Apex Silver" on the left side of the page and then click on "Corporate Governance."

        The Corporate Governance and Nominating Committee will receive, review and evaluate director candidates recommended by shareholders. The Committee has adopted written procedures to be followed by shareholders in submitting such recommendations. Candidates proposed by shareholders will be evaluated by the Committee in the same manner as candidates which are not proposed by shareholders. While shareholders may propose director nominees at any time, we must receive the required notice (described below) on or before the date set forth in the prior year's annual proxy statement under the heading "Shareholder Proposals" in order to be considered by the Committee in connection with our next annual meeting of shareholders (typically held in June of each year).

        Shareholders wishing to recommend a director candidate to serve on the board may do so by providing advance written notice to the Chairman of the Corporate Governance and Nominating Committee, which identifies the candidate and includes certain information regarding the nominating shareholder and the candidate. A description of the required notice is available on our website at www.apexsilver.com. To view the procedures regarding shareholder nomination of directors, click on "About Apex Silver" on the left side of the page and then click on "Corporate Governance."

        A nominee for director should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to Apex Silver. The Corporate Governance and Nominating Committee will evaluate the independence of directors and potential directors, as well as his or her business experience, or specialized skills or experience. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for board membership. The Committee will also consider issues involving possible conflicts of interest of directors or potential directors.

Communication with Security Holders

        We have established a process for security holders to communicate with the board of directors. Security holders wishing to communicate with the board of directors of Apex should send an email, write or telephone Igor Levental, Vice President of Investor Relations and Corporate Development, at:

    Igor Levental
    Apex Silver Mines Corporation
    1700 Lincoln Street
    Suite 3050
    Denver, CO 80203
    Telephone: (303) 839-5060
    Facsimile: (303) 839-5907
    igor.levental@apexsilver.com

        All such communication must state the type and amount of Company securities held by the security holder and must clearly state that the communication is intended to be shared with the board of directors, or if applicable, with a specific committee of the board. Mr. Levental will forward all such communication to the members of the board or specific board committee.

Director Attendance at the Annual Meeting

        All members of the board of directors are encouraged, but not required, to attend the annual meeting of shareholders. Three directors attended last year's annual meeting of shareholders.

Code of Ethics

        Apex Silver has adopted a code of ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller or those performing similar functions. We have also adopted a code of business conduct which applies to all directors and employees. A copy of the code of ethics and the code of business conduct are available on Apex Silver's website at www.apexsilver.com. To view, click on "About Apex Silver" on the left side of the page and then click on "Corporate Governance."

Director Compensation

        Our non-employee director compensation program consists of two principal components: share options and cash payments. The Non-Employee Directors' Share Plan provides for the automatic grant of (i) a fully vested and exercisable option to purchase a number of ordinary shares equal to $50,000 divided by the closing price of the ordinary shares on the American Stock Exchange on the date of the grant to each non-employee director at the effective date of his or her initial election to the board of directors, (ii) a fully vested and exercisable option to purchase the number of ordinary shares equal to $50,000 divided by the closing price of the ordinary shares on the American Stock Exchange on the date of the grant at the close of business of each annual meeting of the shareholders, and (iii) at the close of business of each meeting of the board of directors, a fully vested and exercisable option valued at $3,000 calculated using the Black-Scholes option-pricing model to purchase ordinary shares with an exercise price equal to the closing price of the ordinary shares on the American Stock Exchange on such date, without regard to whether the non-employee director attends the meeting. During 2005, pursuant to the Non-Employee Directors' Share Plan, each non-employee directors received as standard compensation the following options to purchase our ordinary shares:

Date of 2005 Grant	Number of Shares	Exercise Price
April 14	700	$14.51
June 1	706	$14.00
June 24	3,832	$13.05
September 8	688	$14.38
December 8	578	$18.01

        In addition, non-employee directors are paid $1,000 for attendance at board meetings and $750 for attendance at board committee meetings. The Chairman of the Audit Committee receives an annual cash retainer of $15,000. The other members of the Audit Committee each receive an annual retainer of $5,000. The Chairmen of the Compensation, Finance and Corporate Governance and Nominating Committees each receive an annual cash retainer of $3,000. We also reimburse our directors for all reasonable out-of-pocket costs incurred by them in connection with their services to us.

        Mr. Hansard, a former director of Apex Silver who resigned in 2005, performed consulting services for Moore Capital Management, LLC. One or more investment portfolios managed by Moore Capital or its affiliates are shareholders of Apex Silver. For these consulting services and for time spent attending meetings of our board of directors, Moore Capital compensated Kingsfort Ltd., of which Mr. Hansard is an employee, 45,000 Great British Pounds per annum, and directly compensated Mr. Hansard 20,000 Great British Pounds per annum. Amounts paid by Moore Capital directly or indirectly to Mr. Hansard for attending our board meetings totaled approximately $111,150 for 2005. Mr. Hansard may assign to Moore Capital's clients, who are shareholders of Apex Silver, ordinary shares he receives on the exercise of options granted to him as director compensation.

Executive Compensation and Other Information

        The following table sets forth certain information for the years indicated with respect to the compensation of those individuals who served as our executive officers during 2005. As of December 31, 2005, we had three executive officers, a President and Chief Executive Officer, an Executive Vice President and Chief Operating Officer and a Senior Vice President and Chief Financial Officer.

Summary Compensation Table

Long Term Compensation
Annual Compensation
				Restricted Security Awards ($)(1)	Awards Securities Underlying Options (#)
Name and Principal Position	Year	Salary ($)	Bonus ($)			All Other Compensation ($)(2)
Jeffrey G. Clevenger Chief Executive Officer(3)	2005 2004	410,000 93,271	275,000 123,800	311,573 842,000	70,400 100,000	153,624 23,434
Alan R. Edwards Chief Operating Officer(4)	2005 2004	310,000 159,195	200,000 174,800	122,468 474,320	27,000 50,000	205,686 114,202
Mark A. Lettes Chief Financial Officer(5)	2005 2004 2003	260,000 213,796 196,477	125,000 111,100 6,882	95,453 41,700 61,885	21,000 10,000 25,000	5,672 5,338 5,867

(1)
All restricted share awards are eligible to receive dividends. We have never paid any dividends on our ordinary shares and do not expect to do so in the foreseeable future.

(2)
Amounts shown as all other compensation for 2005 include $146,366 and $193,686 of reimbursed moving expenses for Mr. Clevenger and Mr. Edwards, respectively. These amounts include real estate closing costs, temporary living and move-in costs and a gross up payment for taxes related to the reimbursement of the expenses. For 2004, $23,156 and $105,287 of moving costs were reimbursed to Mr. Clevenger and Mr. Edwards, respectively. The remaining amounts shown as other compensation primarily represent employer contributions to the Apex Corporation 401(k) plan.

(3)
Mr. Clevenger has served as President and Chief Executive Officer of Apex Silver since October 11, 2004. Mr. Clevenger was awarded 40,000 restricted ordinary shares in 2004 which vest as follows: 10% on the first anniversary of the grant, 15% on the second anniversary, 25% on the third anniversary, and 50% on the fourth anniversary. His 2005 grant of 17,300 restricted shares vests in equal tranches over four years beginning on the first anniversary of the grant. At December 31, 2005 Mr. Clevenger held 53,300 restricted shares valued at $847,470 based on a closing price of our ordinary shares on December 30, 2005 of $15.90.

(4)
Mr. Edwards has served as Executive Vice President and Chief Operating Officer of Apex Silver since June 14, 2004. Mr. Edwards was awarded 28,000 restricted ordinary shares in 2004 which vest as follows: 10% on the first anniversary of the grant, 15% on the second anniversary, 25% on the third anniversary, and 50% on the fourth anniversary. His 2005 grant of 6,800 restricted shares vests in equal tranches over four years beginning on the first anniversary of the grant. At December 31, 2005 Mr. Edwards held 32,000 restricted shares valued at $508,800 based on a closing price of our ordinary shares on December 30, 2005 of $15.90.

(5)
Mr. Lettes' bonuses for 2005, 2004, and 2003 included 5,300, 2,500 and 3,652 restricted ordinary shares, respectively. The restrictions on the 2003 grant of 3,652 restricted shares lapsed on December 10, 2005. Mr. Lettes' 2004 and 2005 grants each vest in four equal annual tranches, with the first tranche vesting on the first anniversary of the grant. As of December 31, 2005 Mr. Lettes held 7,800 restricted shares valued at $124,020 based on a closing price of our ordinary shares on December 30, 2005 of $15.90.

Share Option Grants

        The following table contains further information concerning the share option grants made to our executive officers during the fiscal year ended December 31, 2005. In the event of a change of control (as defined in the 2004 Equity Incentive Plan), all unexercised options are immediately exercisable in full. The percentage of total options granted to employees is based on 420,300 options granted to employees in 2005 pursuant to the 2004 Equity Incentive Plan.

        Amounts shown as potential realizable values are based on compounded annual rates of share price appreciation of five and ten percent over the 10-year term of the options, as mandated by rules of the Securities and Exchange Commission, and are not indicative of expected share price performance. Actual gains, if any, on share option exercises are dependent on future performance of the overall market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

Option Grants in the Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees In Fiscal Year	Individual Grants
Name			Exercise or Base Price ($/Sh)	Expiration Date
					5%($)	10%($)
Jeffrey G. Clevenger	70,400	16.7%	18.01	12/08/2015	797,400	1,901,800
Alan R. Edwards	27,000	6.4%	18.01	12/08/2015	305,800	729,400
Mark A. Lettes	21,000	5.0%	18.01	12/08/2015	237,900	567,293

(1)
Options vest ratably over four years with the first tranche vesting one year from the date of grant.

Option Exercises and Holdings

        The following table sets forth information with respect to our executive officers concerning options exercised during the last fiscal year and the value of unexercised options as of December 31, 2005.

Option Exercises During 2005 and Value of Unexercised Options

			Number of Securities Underlying Unexercised Options At Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey G. Clevenger	—	—	33,333	137,066	—	—
Alan R. Edwards	—	—	16,667	60,333	—	—
Mark A. Lettes	9,950	91,352	72,550	47,250	215,607	11,125

        The value of unexercised in the money options at fiscal year-end is computed based upon a price of $15.90 per ordinary share, the closing price on December 30, 2005 as quoted by the American Stock Exchange.

Report of the Compensation Committee of the Board of Directors

Governance and Policy

        The Compensation Committee is appointed by the Board to establish, administer and evaluate the compensation philosophy, policies and plans for our non-employee directors and executive officers, to make recommendations to the Board regarding director and executive compensation and to review the performance and determine the compensation of our executive officers, based on criteria including the Company's performance and accomplishment of long-term strategic objectives.

        Apex Silver's executive compensation plans are designed to attract, motivate and retain executives critical to the Company's long-term success and the creation of shareholder value. Fundamentally, our philosophy is to link compensation with the achievement of individual and Company annual and long-term performance goals. Our compensation programs include an equity component, which is designed to encourage share ownership and align the interests of our executives with those of our shareholders.

        During 2005, the Company commissioned The Hay Group to evaluate the Company's executive compensation to determine whether it was competitive in its market. The Hay Group evaluated the positions of the Company's officers, including their accountability, freedom to act, and magnitude of impact on the Company. The Hay Group also evaluated the market for the Company's executives, based on the Company's unusual position as a first project company with a large project currently under construction that requires experienced executive staffing capable of constructing and operating a large mine.

        The Compensation Committee considered these factors and other matters including current industry trends, such as concerns with share overhang and dilution, the reduced use of options and the increased use of restricted stock and performance shares, the increased use of multiple types of long-term incentive plans and the increased focus on stock ownership for top executives, and considered the conclusions of The Hay Group regarding these matters. The Committee considered the distribution of long-term incentive compensation values and established award targets based on relevant market practice, with performance-justified upside.

        The Compensation Committee believes that compensation decisions are complex and best made after a deliberate review of a number of factors, including Company performance, achievement of individual performance goals, the particular challenges faced by each executive, recommendations of management and the standards of our industry.

        Our executive compensation program consists of three principal components: base salary, awards under the 2004 Equity Incentive Plan and discretionary bonus awards. These components are described below.

          Base Salary.    Executive salaries were established initially at levels consistent with the median salaries of mining companies of similar size and growth prospects. The Compensation Committee considered the factors listed above, as well as increases in the cost of living as reported in various indices, in making the salary adjustments implemented for 2005.

          2004 Equity Incentive Plan.    The Compensation Committee made restricted share and share option grants in 2005 to executives that were consistent with our compensation philosophy of aligning the interests of executives with those of our shareholders and encouraging share ownership by executives. Specific grants in 2005 were determined in consideration of the factors listed above.

          Discretionary Bonus Awards.    For 2005, the Compensation Committee focused primarily on the Company's progress on construction and financing of the San Cristobal project, successful additions to management and the contributions of individual executives in granting discretionary bonus awards.

Compensation of the Chief Executive Officer

        Mr. Clevenger joined the Company in October 2004 as the President and Chief Executive Officer. In determining Mr. Clevenger's initial base salary and his initial restricted stock and option grants, the Compensation Committee reviewed Mr. Clevenger's extensive and varied experience in the mining industry, including his experience in South America with large mining investments and the construction and operations of large mines, the salaries of executives in similarly sized mining companies, and the various elements of Mr. Clevenger's total compensation package. The Committee determined that Mr. Clevenger would receive this initial base salary amount for 2005, as well as for the approximately two and one half months of his employment by the Company in 2004. Mr. Clevenger's salary for 2005 was $410,000.

        During 2005, Mr. Clevenger received a cash bonus of $275,000, options to purchase 70,400 ordinary shares and 17,300 restricted ordinary shares. In determining his 2005 bonus and long-term incentive awards, the Compensation Committee considered (i) the accomplishments of the Company since Mr. Clevenger joined the Company, including its progress on the San Cristobal project and related financing, the management team Mr. Clevenger had assembled and the management process improvements that had occurred, and (ii) Mr. Clevenger's compensation since he had joined the Company, in light of the target compensation parameters recommended by The Hay Group and previously adopted by the Committee for his position.

Submitted by the Members of the Compensation Committee:

Harry M. Conger, Chairman
Kevin R. Morano
Paul Soros

Report of the Audit Committee of the Board of Directors

        In accordance with its written charter adopted by the Board of Directors, a copy of which has been filed with the Securities and Exchange Commission, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Each of the members of the Audit Committee is independent as defined by the American Stock Exchange listing standards.

        In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Pricewaterhouse Coopers, LLP, its independent registered public accountants, a formal written statement describing all relationships between the independent accountants and us that might bear on the independence of the independent accountants, consistent with Independence Standards Board Statement No. 1, "Independence Discussions with Audit Committees," discussed with the independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to the independence of the independent accountants. The Audit Committee also discussed with management and the independent accountants the quality and adequacy of our internal controls, responsibilities, budget and staffing. The Audit Committee reviewed with the independent accountants their audit plan, audit scope and identification of audit risks. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61.

        The Audit Committee reviewed and discussed the Company's interim financial statements filed on Form 10-Q and the Company's audited financial statements for the fiscal year ended December 31, 2005 with management and the independent accountants. Management has the responsibility for the preparation of the Company's financial statements and the independent accountants have the responsibility for the examination of those statements.

        Based on the above-mentioned review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for the period ended December 31, 2005 be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee reappointed the independent accountants and the Board of Directors concurred in their recommendation.

Submitted by the Members of the Audit Committee:

Terry M. Palmer, Chairman
Ove Hoegh
Charles B. Smith

Performance Graph

        The graph below compares the cumulative total shareholder return as of December 31, 2005 on $100 invested in our ordinary shares as of January 1, 2000, in the stocks comprising the Hemscott Group Index, which includes only companies with silver mining investments, and in the stocks comprising the S&P 500 Index, assuming the reinvestment of all dividends.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee has ever been an officer or employee of Apex Silver or its subsidiaries. All relationships between these directors and Apex Silver and its subsidiaries required to be disclosed have been disclosed elsewhere in this proxy statement.

Employment Agreements and Change-in-Control Arrangements

        At the time we offered employment to Messrs. Clevenger, Edwards and Lettes, we provided each executive officer with a letter indicating the terms of his employment with Apex Silver. All executives are employed on an at-will basis and may be terminated at any time. Under the terms of their offer letters, Messrs. Clevenger, Edwards and Lettes each have agreed not to join a company whose primary business is the acquisition and development of silver mines for two years after termination of employment with us.

        We have also entered into change of control agreements with Messrs. Clevenger, Edwards and Lettes. The agreements become effective upon a change of control as defined in the agreements. If we terminate an executive other than for cause, disability or death or the executive terminates his employment for good reason (as such terms are defined in the agreements), the executive will become entitled to a specific severance payment equal to three times, for Messrs. Clevenger and Edwards, and two times, for Mr. Lettes, the sum of the executive's base salary plus 100 percent of the executive's target bonus amount (as defined in our incentive bonus plan) multiplied by the executive's annual base salary. The agreements provide that if any payments under the agreements would cause us to have paid an "excess parachute payment" as defined in Section 280G(b)(1) of the Internal Revenue Code, the payment will be reduced to the highest amount that will not cause us to have paid an excess parachute payment. In addition, if we terminate the executive other than for cause, disability or death or the executive terminates his employment for good reason, the executive shall be entitled, for a 36 month period for Messrs. Clevenger and Edwards, and for a 24 month period for Mr. Lettes, to certain life, disability, accident, medical and dental insurance benefits.

        We have adopted a severance plan that provides benefits to employees who cease to be employed by us due to involuntary termination without cause. As defined in the plan, involuntary termination without cause includes job elimination or consolidation, closure of a work site, reorganization or merger or reduction in work force, and does not include disability, retirement or voluntary resignation. Messrs. Clevenger, Edwards and Lettes are eligible to participate in the plan. Under the plan, unless otherwise agreed as described below, each executive would receive severance pay based on his years of continuous employment, with a minimum of 16 weeks of pay and a maximum of 52 weeks of pay, plus medical, dental, life insurance, outplacement and other benefits. If upon termination of an executive's employment he receives benefits under his change of control agreement, he would not receive benefits under the severance plan.

        Our 2004 Equity Incentive Plan, pursuant to which Messrs. Clevenger, Edwards and Lettes hold options, provides that in the event of a change in control (as defined in the 2004 Equity Incentive Plan), all unvested options become exercisable in full.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities and to furnish us with copies of such reports.

        As discussed above under the heading "Director Compensation" our non-employee directors receive automatic grants of stock options on the date of each meeting of the board of directors. In three instances during 2005, the Form 4s for these options were not timely filed. The Form 4s for stock options granted on June 24, 2005 to each of each of Messrs. Smith, Soros, Palmer, Hansard, Conger, Morano and Hoegh were not filed until September 20, 2005. The Form 4s for stock options granted on June 1, 2005 to each of Messrs. Smith, Soros, Palmer, Hansard, Conger, Morano and Hoegh were not filed until June 9, 2005. The Form 4s for stock options granted on September 8, 2005 to each of each of Messrs. Smith, Soros, Palmer, Hansard, Conger, Morano and Hoegh were not filed until September 14, 2005.

        In addition, Mr. Hulley sold 2,933 shares on May 24, 2002 but the Form 4 reporting the transaction was not filed until February 23, 2006.

Incorporation by Reference

        The reports of the Compensation and Audit Committees and the information under the heading "Performance Graph" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Shareholder Proposals

        Shareholders may present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. Shareholder proposals prepared in accordance with the proxy rules must be received by us on or before January 27, 2007 to be included in our proxy statement for the annual meeting of shareholders in 2007. In addition, in accordance with our Articles of Association, if a shareholder proposal is not received by us on or before April 25, 2007, it will not be considered or voted on at the annual meeting. Our Articles also contain other procedures to be followed for shareholder proposals for shareholder action, including the nomination of directors.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Our Memorandum and Articles of Association establish a classified board of directors with three classes of directors. At each annual meeting of shareholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three year term. The board of directors has nominated for election at the annual meeting the three persons named below to serve until the 2009 annual meeting of shareholders or until their successors are elected, and each of the three persons named below has consented to being named as a nominee. Each nominee is currently a director of our company. In the event that any nominee becomes unavailable for reasons now unknown, shares represented by an executed proxy in the form enclosed will be voted for substitute or additional nominees proposed by the board of directors.

        The board of directors has determined that the following directors are independent as defined in the American Stock Exchange listing standards: Messrs. Conger, Hoegh, Morano, Palmer, Smith, and Soros.

        The following table sets forth the name and age of each director, indicating all positions and offices with Apex Silver presently held, and the period during which each person has served as a director:

Name	Age	Term as a Director
Jeffrey G. Clevenger	56	President and CEO, Director since October 2004.
Kevin R. Morano	52	Director since February 2000.
Terry M. Palmer	61	Director since September 2004.
Harry M. Conger	75	Director since April 1997.
Ove Hoegh	69	Director since April 1997.
Keith R. Hulley	66	Director since April 1997.
Charles B. Smith	67	Director since March 2000.
Paul Soros	79	Director since March 1996.

        The name and age of each nominee, his principal occupation for at least the past five years and other information is set forth below, based upon information furnished to us by the nominee.

Nominees For Election

Jeffrey G. Clevenger, age 56, director since October 2004.

        Mr. Clevenger was elected to serve as a director and appointed as our President and Chief Executive Officer in October 2004. Mr. Clevenger worked as an independent consultant from 1999, when Cyprus Amax Minerals Company, his previous employer, was sold, until he joined us in 2004. Mr. Clevenger served as Senior Vice President and Executive Vice President of Cyprus Amax Minerals Company from 1993 to 1998 and 1998 to 1999, respectively, and as President of Cyprus Climax Metals Company and its predecessor, Cyprus Copper Company, a large integrated producer of copper and molybdenum with operations in North and South America, from 1993 to 1999. He was Senior Vice President of Cyprus Copper Company from August 1992 to January 1993. From 1973 to 1992, Mr. Clevenger held various technical, management and executive positions at Phelps Dodge Corporation, including President and General Manager of Phelps Dodge Morenci, Inc. Mr. Clevenger holds a B.S. in Mining Engineering with Honors from the New Mexico Institute of Mining and Technology and is a graduate of the Advanced International Senior Management Program of Harvard University. He is a Member of the American Institute of Mining, Metallurgical and Petroleum Engineers.

Kevin R. Morano, age 52, director since February 2000.

        Since August 2004, Mr. Morano has served as Senior Vice President for Marketing and Business Development of Lumenis Ltd. From March 2002 to August 2004, Mr. Morano served as Chief Financial Officer of Lumenis Ltd. He was Executive Vice President and Chief Financial Officer of Exide Technologies from May 2000 until October 2001. Mr. Morano served as President and Chief Operating Officer of ASARCO, Incorporated from April 1999 until its acquisition by Grupo de Mexico in December 1999. From January 1998 through April 1999, he served as Executive Vice President and Chief Financial Officer of ASARCO. In this capacity he was responsible for all financial functions of ASARCO and for the operations of its specialty chemical and aggregate businesses. From 1993 to January 1998, Mr. Morano served as Vice President and Chief Financial Officer of ASARCO. During this period, he was responsible for all financial functions of the company, including completing an $800 million financing program and initial public offering of ASARCO's Peruvian copper mining subsidiary. Mr. Morano held various positions at ASARCO from 1978 through 1992, including General Manager of the Ray complex, ASARCO's largest copper operation in Arizona, Treasurer and Director of Financial Planning. He was employed by Coopers & Lybrand from 1974 to 1978. Mr. Morano is also a director of Bear Creek Mining Corp. Mr. Morano is a certified public accountant and holds a B.A. in business administration from Drexel University and an M.B.A. from Rider University.

        On April 26, 2006 the Securities and Exchange Commission filed a Complaint in U.S. District Court against Lumenis Ltd., one of its former officers and Mr. Morano, alleging violations of the anti-fraud and other provisions of federal securities law. With respect to Mr. Morano, the Complaint alleges that Mr. Morano knowingly or recklessly permitted the improper accounting of certain sales transactions, which resulted in the publication by Lumenis Ltd. of materially false financial statements in 2002 and 2003. If Mr. Morano is found liable, he may be subject to injunctions, monetary penalties as well as an order prohibiting him from serving as an officer or director of any public company, including Apex Silver. Lumenis Ltd. and the former officer, without admitting or denying the allegations in the Complaint, have each settled the claims brought against them. Mr. Morano has informed Apex Silver that he intends to vigorously defend himself against the allegations.

Terry M. Palmer, age 61, director since September 2004.

        Mr. Palmer spent 36 years at Ernst & Young LLP where he was a partner from 1979 until his retirement in October 2002. Since January 2003, he has been employed with the accounting firm of Marrs, Sevier & Company, LLC. Mr. Palmer is a director of Energy West, Incorporated. Mr. Palmer is a Certified Public Account and holds a B.S. in Business Administration from Drake University and an MBA from the University of Denver.

Other Directors

        Information regarding the remaining members of the Board of Directors appears below.

Harry M. Conger, age 75, director since April 1997.

        Mr. Conger's term will expire in 2007. A leading figure in the international mining community, Mr. Conger has over 40 years of industry experience, rising from shift boss to Chairman and Chief Executive Officer of Homestake Mining Company, a New York Stock Exchange listed company. He served as the Chief Executive Officer of Homestake from 1978 until 1996 and also held the position of Chairman from 1982 until 1998. Over the course of his career, Mr. Conger has been involved in gold, silver, lead, zinc, uranium, sulfur, coal, iron ore and copper mining. He has been extensively involved in numerous major project developments, with both on-site and broader supervisory responsibility, including the $170 million expansion of an iron ore mine to 25 million tons of material mined per year, the $165 million greenfield development of a large 20 million tonne surface coal mine, and the

$165 million development of a new gold mine with new technology. Mr. Conger is a former Chairman of the American Mining Congress and the World Gold Council and is a member of the National Academy of Engineering. He currently serves on the board of directors of ASA Bermuda Limited, a closed-end portfolio of gold stocks listed on the New York Stock Exchange. Mr. Conger retired in 2001 from the board of directors of Pacific Gas and Electric Company, a San Francisco based utility company.

Ove Hoegh, age 69, director since April 1997.

        Mr. Hoegh's term will expire in 2008. A member of the board of directors from July 1966 until July 1997 of Leif Hoegh & Co. ASA, a family owned shipping business with more than $1 billion in assets, Mr. Hoegh has more than 30 years of experience in the international shipping industry. From 1970 to 1982, he served as Chief Operating Officer and Chief Executive Officer of Leif Hoegh & Co. ASA. Since 1982, he has served as the senior partner of Hoegh Invest A/S, a family investment company with a diversified portfolio of technology, oil and gas and real estate holdings. In addition, Mr. Hoegh served for eight years as a member of the board of directors and executive committee of Brown Boveri (Norway), and also has served on the shareholders' councils of Esso Norway, Den Norske Creditbank, and Det Norske Veritas. He also serves as a director of Egypt Growth Investment Company, Ltd. Mr. Hoegh is a former member of the board of the Energy Policy Foundation of Norway, a former member of the steering committee of the International Maritime Industry Forum, and a former Vice Chairman of the executive committee of the Independent Tanker Owners' Association. He served for five years as a member of the Harvard Business School Visiting Committee. Mr. Hoegh is a graduate of the Royal Norwegian Naval Academy and holds a M.B.A. from Harvard University.

Keith R. Hulley, age 66, director since April 1997.

        Mr. Hulley's term will expire in 2008. Mr. Hulley was appointed Executive Chairman of the board of directors in September 2004. On December 31, 2005, Mr. Hulley retired from Apex Silver Mines as an employee, and remains a non-employee director and Chairman of the board of directors. He served as our Chief Executive Officer from October 2002 until October 2004. A mining engineer with more than 40 years' experience, Mr. Hulley served as President of Apex Corporation from 1998 until 2004 and as an executive officer, including Chief Operating Officer, of Apex Corporation from its formation in October 1996 until October 2004. From early 1991 until he joined us, Mr. Hulley served as a member of the board of directors and the Director of Operations at Western Mining Holdings Limited Corporation, a publicly traded international nickel, gold and copper producer. At Western Mining, Mr. Hulley's responsibilities included supervising on a global basis strategic planning, mine production, concentrating, smelting, refining and sales. During this period, Western Mining produced on an annual basis approximately 90,000 tonnes of nickel, 700,000 ounces of gold, 80,000 tonnes of refined copper and 1,500 tonnes of uranium oxide. Mr. Hulley also supervised the development and operation of Western Mining's Mount Keith open-pit nickel mine, a A$450 million mining project. Prior to joining Western Mining, Mr. Hulley was the President and Chief Executive Officer of USMX Inc., a publicly traded precious metals exploration company. Mr. Hulley has also served as the President of the minerals division and Senior Vice President for Operations of Atlas Corporation, where he was in charge of mining exploration, development and production. Previously he was Vice President of Mining and Development of the U.S. division of BP Minerals, Inc. Over the course of his career, Mr. Hulley has worked as a miner and shift supervisor in the gold mines of South Africa, as Mine Operation Superintendent of Kennecott Corporation's Bingham Canyon mine which processed 100,000 tonnes of ore per day, and as project manager of the early phase of the Ok Tedi exploration and development projects in Papua New Guinea. Mr. Hulley serves as a director of Gabriel Resources, Ltd., a Canadian company listed on the Toronto Stock Exchange. A member of the American Institute of Mining and

Metallurgical Engineers, Mr. Hulley holds a B.S. in mining engineering from the University of Witwatersrand and an M.S. in mineral economics from Stanford University.

Charles B. Smith, age 67, director since March 2000.

        Mr. Smith's term will expire in 2007. Mr. Smith is a mining executive with more than 35 years experience. He served as both a director and President of Manhattan Minerals Corp. from April to September 2002. Mr. Smith served as President and Chief Executive Officer of Southern Peru Copper Company, the world's seventh largest copper producer located in southern Peru, from March to December 1999. Mr. Smith left Southern Peru Copper following the acquisition of ASARCO, Incorporated, its principal shareholder, by Grupo Mexico, and was an independent consultant from April 2000 until April 2002. Mr. Smith served as Executive Vice President and Chief Operating Officer of Southern Peru Copper from March 1996 to March 1999, and as Vice President, Operations from November 1992 to March 1996. From 1974 to 1992, Mr. Smith served in various executive positions at Atlantic Richfield Company, including Vice President of U.S. Operations and Marketing of ARCO Coal Company and Vice President of Engineering and Research of Anaconda Minerals Company. Mr. Smith's other positions at Atlantic Richfield included Vice President of General Properties and various positions at Thunder Basin Coal Company, including mine manager and President. Previously, he served as Chief Engineer and General Mine Superintendent at Kaiser Steel Corporation's Eagle Mountain Mine in California and as Mine Supervisor at Inspiration Consolidated Copper's copper mine in Globe, Arizona. Mr. Smith holds a B.S. in mining engineering from the University of Arizona.

Paul Soros, age 79, director since March 1996.

        Mr. Soros' term will expire in 2008. Principally involved in private investment activities during the past five years, Mr. Soros is a director of VDM, Inc., which is a shareholder of the Company. Mr. Soros is a member of the Investment Advisory Committee of Quantum Industrial, which is a shareholder of the Company. Mr. Soros is the founder and former president of Soros Associates, an international engineering firm specializing in port development and offshore terminal and material handling projects for the mining industry and other basic industries. Soros Associates was involved in projects in more than 80 countries, acting on behalf of consortia including USX Corporation, The Broken Hill Proprietary Company Limited, Alcan Aluminum Limited and Aluminum Company of America, and was involved in projects in a majority of the largest mineral ports in the world. Mr. Soros has served on the Review Panel of the President's Office of Science and Technology and the U.S.-Japan Natural Resources Commission. He received the Outstanding Engineering Achievement Award of the National Society of Professional Engineers in 1989. Mr. Soros holds a Masters degree in mechanical engineering from the Polytechnic Institute of Brooklyn and is a licensed professional engineer in New York and numerous other states. In addition, he holds several patents in material handling and offshore technology, and is the author of over 100 technical articles.

Recommendation and Required Vote

        The affirmative vote of the holders of a majority of the ordinary shares entitled to vote and represented in person or by proxy at the annual meeting is required for the election of directors. The Board of Directors unanimously recommends that the Company's shareholders vote FOR the election of Jeffrey G. Clevenger, Kevin M. Morano, and Terry M. Palmer.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

        The board of directors, pursuant to the recommendation of the Audit Committee of the board of directors, unanimously recommends ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent accountants for our 2006 fiscal year. PricewaterhouseCoopers LLP has served as our independent accountants since our inception. The affirmative vote of the holders of a majority of the ordinary shares represented and entitled to vote at the annual meeting is required to ratify the selection of our independent accountants for the fiscal year 2006. In the event the ratification is not approved by the required number of holders, the Audit Committee may reconsider, but will not necessarily change, its selection of PricewaterhouseCoopers LLP to serve as our independent accountants.

        Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

Auditor Fees

        The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit or review of Apex Silver's financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services rendered by PricewaterhouseCoopers during those periods.

	December 31
	2005	2004
Audit Fees(1)	1,221,283	542,103
Audit-Related Fees(2)	0	84,915
Tax Fees(3)	565,723	334,570
All Other Fees	—	—

Total Fees	$1,787,006	$961,588

(1)
Audit fees include fees for services rendered for the audit of our annual financial statements and reviews of our quarterly financial statements, services rendered in connection with the audit of our internal controls and procedures as required by Section 404 of the Sarbanes-Oxley Act of 2002 and services rendered to furnish consents in connection with registration statements filed by Apex Silver during 2005 and 2004.

(2)
Audit-related fees for 2004 relate to amounts billed for services rendered during 2004 for comfort letters obtained in connection with public and private securities offerings during 2004 and 2003.

(3)
Tax fees include fees for services rendered in connection with the preparation of our tax returns in the United States and other foreign jurisdictions as well as international tax planning services.

        The Audit Committee charter includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The Committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and non-audit services performed by the outside auditors, subject to any exception under Section 10A of the Securities Exchange Act of 1934 and any rules promulgated thereunder. Pre-approval authority may be delegated to a Committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full Committee at its next scheduled meeting. All of the services provided under the captions "Audit-Related Fees," "Tax Fees" and "All Other Fees," were approved by the Audit Committee pursuant to its pre-approval policy as provided in the Audit Committee charter.

Recommendation and Required Vote

        The affirmative vote of the holders of a majority of the shares entitled to vote and present in person or represented by proxy at the meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors. The Board of Directors unanimously recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers, LLP as the Company's independent auditors.

OTHER MATTERS

        Our management and the board of directors know of no other matters to be brought before the annual meeting. If other matters are presented properly to the shareholders for action at the annual meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the ordinary shares represented by such proxy are entitled to vote.

By order of the Board of Directors,
Jeffrey G. Clevenger

        Our annual report on Form 10-K filed with the Securities And Exchange Commission (without exhibits) may be obtained at no charge by any shareholder entitled to vote at the annual meeting who writes to: Vice President, Investor Relations and Corporate Development, Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, CO 80203.

APEX SILVER MINES LIMITED

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 8, 2006

        The undersigned hereby appoints Jeffrey G. Clevenger or Igor Levental, or either of them, as proxies with full power of substitution to vote all Ordinary Shares, par value $0.01 per share, of Apex Silver Mines Limited of record in the name of the undersigned at the close of business on April 20, 2006 at the Annual Meeting of Shareholders to be held in the Onyx Room at the Brown Palace Hotel, 321 17th Street, Denver, Colorado, 80202, on June 8, 2006, or at any postponements or adjournments, hereby revoking all former proxies.

(Continued and to be signed on reverse side.)

Please date, sign and mail your
proxy card as soon as possible!

Annual Meeting of Shareholders
APEX SILVER MINES LIMITED

June 8, 2006

logo ☒	Please mark your votes as in this example using dark ink only

		WITH AUTHORITY to vote for all nominees listed at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees
1.	ELECTION OF DIRECTORS:	☐	☐	Nominees:	Jeffrey G. Clevenger Kevin R. Morano Terry M. Palmer
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE WITHHELD NOMINEE'S NAME IN THE LIST AT RIGHT.)
2.	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS	☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

        THE ORDINARY SHARES REPRESENTED BY THE PROXY WILL BE VOTED ON PROPOSALS (1) AND (2) IN ACCORDANCE WITH THE SPECIFICATION MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

Dated:	(Signature)	(Signature)

        Note: Please sign name(s) exactly as shown above. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in the names of two or more persons, all should sign.

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SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
CORPORATE GOVERNANCE
PROPOSAL NO. 1—ELECTION OF DIRECTORS
PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
OTHER MATTERS